UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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☐	Soliciting Material Pursuant to §240.14a-12
Vermillion, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 24, 2008

Dear Stockholders:

It is my pleasure to invite you to the 2008 Annual Meeting of Stockholders of Vermillion, Inc. to be held on Wednesday, June 11, 2008 at 10:00 a.m. at Vermillion’s principal executive offices located at 6611 Dumbarton Circle, Fremont, California 94555. The enclosed Notice of the Annual Meeting and the Proxy Statement describe the business to be conducted at the meeting.

I hope you will be able to join us. Your vote is important. If you are unable to attend this year’s meeting, you can ensure your representation by completing the enclosed proxy card and returning it to us promptly.

Thank you for your continued interest and participation in the affairs of Vermillion, Inc.

Sincerely,

Gail S. Page
President, Chief Executive Officer and Director

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held Wednesday, June 11, 2008
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
PROPOSAL NO. 1 ELECTION OF THREE CLASS II DIRECTORS
BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS
PROPOSAL NO. 2 RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008
BOARD MEETINGS AND COMMITTEES
EXECUTIVE COMPENSATION AND OTHER MATTERS
DIRECTOR COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AUDIT COMMITTEE REPORT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN BUSINESS RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
OTHER MATTERS

VERMILLION, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Wednesday, June 11, 2008

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders of Vermillion, Inc. (the “Company”), a Delaware corporation, will be held on Wednesday, June 11, 2008 at 10:00 a.m., local time, at the Company’s offices located at 6611 Dumbarton Circle, Fremont, California 94555, for the following purposes:

1. To elect James S. Burns, Rajen K. Dalal and John A. Young as Class II directors to the Company’s Board of Directors, each to serve for a three-year term and until his successor is duly elected and qualified (Proposal No. 1);

2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008 (Proposal No. 2); and

3. To transact such other business as may properly be brought before the meeting and any adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on April 15, 2008 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting in person. However, to assure that your shares are represented at the meeting, you are urged to sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if the stockholder has returned a proxy card.

Sincerely,

Gail S. Page
President, Chief Executive Officer and Director

Fremont, California
April 24, 2008

VERMILLION, INC.
6611 Dumbarton Circle
Fremont, California 94555

PROXY STATEMENT

Annual Meeting of Stockholders
To Be Held June 11, 2008

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

General

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Vermillion, Inc. (the “Company”) for use at the 2008 annual meeting of stockholders (the “Annual Meeting”) to be held at the Company’s principal executive offices on Wednesday, June 11, 2008, at 10:00 a.m. local time, and at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Company’s principal executive offices are located at 6611 Dumbarton Circle, Fremont, California 94555 and its telephone number is (510) 505-2100.

This proxy statement, the accompanying proxy card and the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 will first be mailed to stockholders on or about May 12, 2008. The Company will provide, without charge, to each person solicited upon the written request of any such person (6611 Dumbarton Circle, Fremont, California 94555, Attention: Investor Relations), a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

The term “Vermillion” or the “Company” (as well as the words “we,” “us” and “our”) refers to Vermillion, Inc. and its subsidiaries. References to “you” or “your” refer to our stockholders.

Record Date; Share Ownership; Voting

Stockholders of record at the close of business on April 15, 2008 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and at any adjournment(s) thereof. At the Record Date, 6,380,166 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), were issued and outstanding and held of record by approximately 141 stockholders. Holders of Common Stock on the Record Date are entitled to one vote per share on all matters presented at the Annual Meeting. The inspector of elections appointed for the Annual Meeting will separately tabulate the affirmative and negative votes, abstentions and broker non-votes.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company at its principal executive offices (6611 Dumbarton Circle, Fremont, California 94555, Attention: Investor Relations) either a written notice of revocation or a duly executed proxy card bearing a later date, or attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Solicitation of Proxies

This solicitation of proxies is made by the Company and all related costs will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone or facsimile.

Quorum; Abstentions; Broker Non-Votes

Holders of a majority of the outstanding shares entitled to vote must be present, in person or by proxy, at the Annual Meeting in order to have the required quorum for the transaction of business. If the shares present, in person and by proxy, at the meeting do not constitute the required quorum, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. When a proxy card is properly dated, executed and returned, the shares represented by such proxy card are counted in determining whether a quorum exists, even if the shares are voted “ABSTAIN” or “WITHHELD.”

The proposal to elect the nominees for director set forth herein requires, with respect to the election of each nominee, the affirmative vote of a plurality of the shares present at the meeting in person or by proxy and entitled to vote. Shares voted “ABSTAIN” or “WITHHELD” are not counted as votes cast and, thus, will have no effect on the vote to elect the nominees for director. The proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote. Thus, shares voted “ABSTAIN” or “WITHHELD” will have the same effect as votes AGAINST the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions from the beneficial owner. Broker non-votes are counted for purposes of determining whether a quorum exists for the transaction of business, but are not treated as entitled to vote and, therefore, are not counted for purposes of determining the number of votes cast with respect to the particular proposal. Accordingly, broker non-votes will make a quorum more readily obtainable, but do not affect the outcome of the vote on the proposal.

Voting

Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters. Stockholders do not have cumulative voting rights. An automated system administered by the Company’s transfer agent tabulates the votes.

When a proxy card is properly dated, executed and returned, the shares represented by such proxy card will be voted at the Annual Meeting in accordance with the instructions of the stockholder as set forth on the proxy card. If no specific instructions are given, the shares will be voted (1) FOR the election of the nominees for director set forth herein, (2) FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008 and (3) at the discretion of the individuals designated as proxies on the proxy card, on such other business as may properly come before the Annual Meeting or any adjournment thereof.

Completion of Proxy Cards

Follow the instructions on the enclosed proxy card to vote on the matters to be considered at the Annual Meeting. Sign and date the proxy card and return it in the enclosed envelope. The individuals named and designated as proxies on the proxy card will vote the shares as instructed on the proxy card. If no selection is marked, the shares represented by such proxy card will be voted as recommended by the Board.

Stockholders have the following choices in completing their proxy cards:

•	Stockholders may vote on each proposal, in which case their shares will be voted in accordance with their choices.

•	In voting on directors, stockholders can either vote FOR all directors or withhold their vote on all or certain directors as specified by them.

•	Stockholders may abstain on the proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, in which case no vote will be recorded with respect to such proposal.

•	Stockholders may return a signed proxy card without indicating their vote on any matter, in which case the designated proxies will vote to elect all of the nominees as directors and ratify the selection of PricewaterhouseCoopersLLP as the Company’s independent registered public accounting firm.

Deadline for Receipt of Stockholder Proposals for the 2009 Annual Meeting of Stockholders

Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the Company’s Bylaws and the rules established by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under these requirements, stockholder proposals intended to be presented by such stockholders at the Company’s 2009 annual meeting of stockholders must be received by the Company no later than January 30, 2009. Stockholders interested in submitting such a proposal are advised to retain knowledgeable legal counsel with regard to the detailed requirements of the applicable securities laws.

PROPOSAL NO. 1

ELECTION OF THREE CLASS II DIRECTORS

The Company’s Board of Directors currently consists of eight directors. The directors are divided into three classes having staggered three-year terms, so that the term of one class expires at each annual meeting of stockholders. Three nominees are proposed for election as Class II directors at the Annual Meeting, to hold office until the annual meeting in 2011 and until their successors are duly elected and qualified.

Nominees

Three directors, James S. Burns, Rajen K. Dalal, and John A. Young, currently serve as Class II directors whose terms expire at the Annual Meeting. Messrs. Burns, Dalal and Young have been nominated by the Board to stand for re-election at the Annual Meeting for a three-year term expiring in 2011.

The table below sets forth the names, ages as of April 15, 2008 and existing positions with us held by each nominee:

Name	Age	Office or Position Held

James S. Burns	61	Director, Member of Audit Committee
Rajen K. Dalal	54	Director, Member of Nominating and Governance Committee
John A. Young	76	Lead Outside Director, Member of Nominating and Governance Committee and Compensation Committee

Vote Required; Recommendation

Nominees receiving a majority of the votes cast will be elected as directors so long as a quorum is present. Accordingly, a nominee will be elected if the number of votes cast for that nominee exceeds the number of votes withheld from such nominee. Votes withheld from a particular nominee and broker non-votes will be counted for purposes of determining whether a quorum exists but, because directors are elected by a plurality vote, will have no impact on the vote with respect to that nominee. See “Information About the Annual Meeting and Voting — Quorum; Abstentions; Broker Non-Votes.”

THE BOARD OF DIRECTORS (OTHER THAN THOSE DIRECTORS NOMINATED FOR
ELECTION AT THE ANNUAL MEETING) RECOMMENDS THAT STOCKHOLDERS VOTE FOR
ALL OF THE NOMINEES FOR ELECTION AS DIRECTORS.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Company’s Board of Directors currently consists of eight directors. James L. Rathmann and John A. Young have served as members of the Company’s Board since its inception in 1993. Michael J. Callaghan was appointed to the Board in 1998. Rajen K. Dalal has served as a member of the Board since 2003. James S. Burns and Gail S. Page were appointed as directors in 2005; Ms. Page’s appointment was in connection with her appointment as Chief Executive Officer of the Company. Kenneth J. Conway was appointed to the Board in 2006. John F. Hamilton was appointed to the Board in April 2008 to fill the vacancy left by Judy Bruner.

The directors are divided into three classes having staggered three-year terms, so that the term of one class expires at each annual meeting of stockholders. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors. The classes are currently comprised as follows:

•	Class I directors. Michael J. Callaghan, Kenneth J. Conway and James L. Rathmann are Class I directors whose terms will expire at the annual meeting of stockholders held in 2010;

•	Class II directors. James S. Burns, Rajen K. Dalal and John A. Young are Class II directors whose terms are expiring at the Annual Meeting; and

•	Class III directors. John F. Hamilton and Gail S. Page are Class III directors whose terms will expire at the annual meeting of stockholders in 2009.

Set forth below are the names, ages and biographical information for our directors as of April 15, 2008.

Class II Directors Nominated for Election to a Three-Year Term Expiring at the 2011 Annual Meeting of Stockholders

James S. Burns, age 61, has been President and Chief Executive Officer of EntreMed, Inc. since June 2004 and a director since September 2004. Mr. Burns became one of our directors in 2005. He was a co-founder and, from 2001 to 2003, served as President and as Executive Vice President of MedPointe, Inc., a specialty pharmaceutical company that develops, markets and sells branded prescription pharmaceuticals. From 2000 to 2001, he served as a founder and Managing Director of MedPointe Capital Partners, a private equity firm that led a leveraged buyout to form MedPointe Pharmaceuticals. Previously, Mr. Burns was a founder, Chairman, President and Chief Executive Officer of Osiris Therapeutics, Inc., a biotech company developing therapeutic stem cell products for the regeneration of damaged or diseased tissue. Mr. Burns has also been Vice Chairman of HealthCare Investment Corporation and a founding General Partner of Healthcare Ventures L.P., a venture capital partnership specializing in forming companies built around new pharmaceutical and biotechnology products; Group President at Becton Dickinson and Company, a multidivisional biomedical products company; and Vice President and Partner at Booz Allen & Hamilton, Inc., a multinational consulting firm. Mr. Burns is Chairman of the Executive Committee of the American Type Culture Collection (ATCC) and serves as a director of Symmetry Medical, Inc. He earned his B.S. and M.S. degrees in biological sciences from the University of Illinois and an M.B.A. from DePaul University.

Rajen K. Dalal, age 54, is an industry consultant and became one of our directors in 2003. Since October 2006, he has served as Chief Executive Officer of Aviir, Inc., a molecular diagnostics company. From 2002 to 2005, he was the President and Chief Executive Officer of Guava Technologies, Inc., a biotechnology company based on mammalian cell profiling and analysis. Prior to joining Guava Technologies, Mr. Dalal was at Chiron Corporation where he was most recently President of its Blood Testing Division. Prior to joining Chiron in 1991, Mr. Dalal was a leader of McKinsey & Company’s pharmaceuticals and technology management groups. He received a bachelor’s degree in chemistry from St. Xavier’s College, the University of Bombay, a master’s degree in biochemical engineering from the Massachusetts Institute of Technology and an M.B.A. from the University of Chicago.

John A. Young, age 76, has been one of our directors since the Company’s inception, was our Chairman from 1995 to December 2005 and became our Lead Outside Director in December 2005. Mr. Young was President and Chief Executive Officer of Hewlett-Packard Company from 1978 until his retirement in 1992. He serves as a director of another public life science company, Affymetrix, Inc., and also serves as a director of several private companies. He received a B.S.E.E. from Oregon State University and an M.B.A. from the Stanford Graduate School of Business.

Directors Continuing in Office until the 2009 Annual Meeting of Stockholders

John F. Hamilton, age 63, was appointed to our Board of Directors on April 9, 2008. From 1997 until his retirement in 2007, Mr. Hamilton served as Vice President and Chief Financial Officer of Depomed, Inc. Mr. Hamilton began his career in the banking industry, and went on to hold senior financial positions at several biopharmaceutical companies including Glyko, Inc. — now BioMarin Pharmaceuticals — and Chiron Corporation. He sits on the regional board of directors of the Association of Bioscience Financial Officers, and is past-president of the Treasurers Club of San Francisco. Mr. Hamilton received his M.B.A. from the University of Chicago and his B.A. in International Relations from the University of Pennsylvania.

Gail S. Page, age 52, has been Chief Executive Officer and a director since December 2005. She joined us in January 2004 as President of Vermillion’s Diagnostic Division and an Executive Vice President of Vermillion, Inc., and was promoted to President and Chief Operating Officer of Vermillion, Inc. in August 2005. From October 2000 to January 2003, she was Executive Vice President and Chief Operating Officer of Luminex Corporation. From 1988 to 2000, she held various senior level management positions with Laboratory Corporation of America (“LabCorp”). In 1993, she was named Senior Vice President, Office of Science and Technology at LabCorp, responsible for the management of scientific affairs in addition to the diagnostics business segment. Additionally, from 1995 to 1997, she headed the Cytology and Pathology Services business unit for LabCorp. From 1988 to 2000, she was a member of the Scientific Advisory Board and served as its chairman from 1993 to 1997. Prior to her years at LabCorp and its predecessor, Roche Biomedical, she worked in various functions in the academic field and the diagnostics industry. Ms. Page received her medical technology degree in 1976 from the University of Florida in combination with an A.S. in cardiopulmonary technology.

Directors Continuing in Office until the 2010 Annual Meeting of Stockholders

Michael J. Callaghan, age 55, was an employee of MDS Capital Corp. from 1992 through 2006, and most recently served as a Managing Director. Mr. Callaghan became one of our directors in 1998. Prior to joining MDS Capital Corp., he was active in several general management positions. Mr. Callaghan began his career with Ernst & Young, where he became a Chartered Accountant. He received a B. Comm. from McGill University and an M.B.A. from York University.

Kenneth J. Conway, age 59, has been President of Starfire Ventures, a private biotech venture capital firm, since 2003. He became one of our directors in April 2006. Mr. Conway also serves as a director of several private companies. From 2000 to 2003, he served as Chief Executive Officer at Vitivity, Inc., a wholly-owned subsidiary of Millennium Pharmaceuticals focused on predictive medicine. Prior to founding Vitivity, he was President and Founder of Millennium Predictive Medicine, Inc. from 1997 to 2000. He spent more than 26 years with Chiron Diagnostics Corporation (formerly Ciba Corning), most recently serving as President of the U.S. Group and member of the Office of the President. Mr. Conway has also been the Senior Vice President and General Manager of Immuno Diagnostics, where he led the development and commercialization of the ACS.180, a world-leading system in automated immunodiagnostic testing, and Vice President of several business units at Chiron (Ciba Corning), as well as being Vice President of manufacturing at Corning Medical Division. He received a B.S. in ceramic engineering from Rutgers University and attended the Dartmouth Institute Executive Program at Dartmouth College’s Tuck School of Business Administration.

James L. Rathmann, age 56, has been President of Falcon Technology Management Corporation and a general partner of Falcon Technology Partners, L.P. since its founding in 1993. Mr. Rathmann has been one of our directors since our inception and became our Executive Chairman in December 2005. Mr. Rathmann serves as a director of several private companies. Prior to joining Falcon Technology in 1993, he was Senior Vice President of Operations at Soft-Switch, Inc. from 1984 to 1993. He received a B.A. in Mathematics from the University of Colorado and an M.S. in Computer Science from the University of Wisconsin.

Independence

Each of the directors, except for Ms. Page, is an independent director as defined by Rule 4200(a)(15) of the NASDAQ Stock Market listing standards. There is no family relationship between any director or executive officer of the Company, on the one hand, and any other director or executive officer of the Company, on the other hand.

There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he or she is or was to be selected as a director or officer of the Company.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit the financial statements of the Company for the fiscal year ending December 31, 2008, and recommends that stockholders vote for ratification of such selection. Although action by stockholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the stockholders. In the event such ratification is not approved, the Audit Committee will reconsider, but will nevertheless have the discretion to affirm, its selection. Notwithstanding the selection or ratification, the Audit Committee, in its discretion, may direct the selection of a new independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the interest of the Company and its stockholders.

PricewaterhouseCoopers LLP has audited the Company’s financial statements from and including the financial statements for the year ended December 31, 1994. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit Fees and Non-Audit Fees

The following table presents fees for professional audit services rendered by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, for the audit of the Company’s financial statements for the years ended December 31, 2006 and 2007, and fees billed during those periods for other services rendered by PricewaterhouseCoopers LLP (in thousands).

	2006	2007

Audit Fees	$545	$591
Audit Related Fees	14	51
Tax Fees	20	5

TOTAL	$579	$647

Fees for audit services includes fees associated with the annual audit and the reviews of the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q, statutory audits of the Company’s international subsidiaries as well as assistance with SEC filings related to both our debt restructuring and the asset sale to Bio-Rad Laboratories, Inc. (“Bio-Rad”) in November 2006. Audit-related services includes assurance related services not included in audit fees, including certain complex transactions entered into by the Company. Tax fees includes tax compliance, tax planning and advisory services to the Company and its international subsidiaries.

Audit Committee Pre-Approval of Policies and Procedures

The Audit Committee is responsible for appointing, compensating, and overseeing the work of the independent auditor. The Audit Committee has established a pre-approval procedure for all audit and permissible non-audit services to be performed by PricewaterhouseCoopers LLP. The pre-approval policy requires that requests for services by the independent auditor be submitted to the Company’s Chief Financial Officer (“CFO”) for review and approval. Any requests that are approved by the CFO are then aggregated and submitted to the Audit Committee for approval at a meeting of the Audit Committee. Requests may be made with respect to either specific services or a type of service for predictable or recurring services. All permissible non-audit services performed by PricewaterhouseCoopers LLP were approved by the Audit Committee.

All audit, audit-related, tax and other services for 2007, as referenced above, were pre-approved by the Audit Committee, which concluded that the provision of those services by PricewaterhouseCoopers LLP was compatible with the maintenance of the independent registered public accounting firm’s independence.

Required Vote; Recommendation

The affirmative vote of a majority of the shares present at the Annual Meeting either in person or by proxy and entitled to vote is required to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. Abstentions, though counted for purposes of determining whether a quorum exists, will have the same effect as a vote against this proposal. Broker non-votes will be counted for purposes of determining whether a quorum exists and will have no impact on the vote with respect to this proposal. See “Information About the Annual Meeting and Voting — Quorum; Abstentions; Broker Non-Votes.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR
THE FISCAL YEAR ENDING DECEMBER 31, 2008.

BOARD MEETINGS AND COMMITTEES

The Board of Directors held a total of six meetings during the fiscal year ended December 31, 2007. Throughout fiscal year 2007, each director attended at least 75% of the aggregate of all meetings of the Board and the committees of the Board upon which such director served.

The Company encourages each of its directors to attend each annual meeting of the Company’s stockholders whenever attendance does not unreasonably conflict with the director’s other business and personal commitments. Four directors attended the 2007 annual meeting of stockholders.

The Board has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee. The charters of these committees are available in the Corporate Governance section on the Company’s website, http://www.vermillion.com.

Audit Committee

The Audit Committee is chaired by John F. Hamilton and also includes James S. Burns and Michael J. Callaghan, each of whom is an “independent director” as that term is defined under Rule 10A-3(b)(1) of the Exchange Act and as defined by Rule 4200(a)(15) of the NASDAQ Stock Market listing standards. Until she resigned from the Board on April 8, 2008, Judy Bruner served as the chairman of the Audit Committee. All members of the Committee are financially sophisticated and are able to read and understand fundamental financial statements. The Board has determined that Mr. Hamilton qualifies as, and during her term as chair of the Audit Committee, Ms. Bruner also qualified as, an “audit committee financial expert” as defined under Item 407(d)(5)(ii) of Regulation S-K. The Committee is responsible for assuring the integrity of our financial controls, audit and reporting functions, and reviews with our management and our independent registered public accounting firm the effectiveness of our financial controls, accounting and reporting practices and procedures. In addition, the Committee reviews the qualifications of our independent registered public accounting firm, makes recommendations to the Board regarding the selection of our independent registered public accounting firm, and reviews the scope, fees and results of activities related to audit and non-audit services. The Committee held eight meetings during fiscal year 2007, including eight meetings with representatives of the independent registered public accounting firm in attendance. A report of the Committee for the year ended December 31, 2007 is included elsewhere in this proxy statement.

Compensation Committee

The Compensation Committee is chaired by Kenneth J. Conway and also includes Michael J. Callaghan and John A. Young, each of whom is an “independent director” as defined by Rule 4200(a)(15) of the NASDAQ Stock Market listing standards. The principal responsibility of the Committee is to administer our stock plans and to set the salaries and incentive compensation, including stock option grants, for the Company’s President and Chief Executive Officer and senior executive officers. The Committee held three meetings during fiscal year 2007. A report of the Committee is included elsewhere in this proxy statement.

Nominating and Governance Committee

The Nominating and Governance Committee is chaired by Rajen K. Dalal and also includes John A. Young and James L. Rathmann, each of whom is an “independent director” as defined by Rule 4200(a)(15) of the NASDAQ Stock Market listing standards. The responsibilities of the Committee include developing a Board capable of advising the Company’s management in fields related to current or future business directions of the Company, and regularly reviewing issues and developments relating to corporate governance issues and formulating and recommending corporate governance standards to the Board. The Committee held three meetings during fiscal year 2007.

The Committee assists the board in identifying qualified persons to serve as directors, evaluates incumbent directors before recommending re-nomination and recommends all approved candidates to the Board for appointment or nomination, including the slate of director nominees to be proposed by the Board to our stockholders for election or any director nominees to be elected or appointed by the Board to fill interim director vacancies on the

Board. The Committee selects as candidates for appointment or nomination individuals of high personal and professional integrity and ability who can contribute to the Board’s effectiveness in serving the interests of the Company’s stockholders. In addition, the Committee appoints directors to committees of the Board and suggests rotation for chairpersons of committees of the Board as it deems desirable from time to time.

The Committee also evaluates and recommends to the Board the termination of membership of individual directors in accordance with the Board’s corporate governance principles, for cause or other appropriate reasons (including, without limitation, as a result of changes in directors’ employment or employment status). We have in the past used, and the Committee intends in the future to use, an executive recruiting firm to assist in the identification and evaluation of qualified candidates to join the Board; for these services, the executive recruiting firm is paid a fee. Director nominees are expected to have considerable management experience that would be relevant to our current and expected future business directions, a track record of accomplishment and a commitment to ethical business practices.

The Board believes that the Committee can identify appropriate candidates to our Board. Stockholders may nominate candidates for director in accordance with the advance notice and other procedures contained in our Bylaws.

Code of Ethics

The Company has adopted the Vermillion, Inc. Code of Ethics that applies to all officers, directors and employees of the Company. The Code of Ethics is available under the Investor Relations section of our website, http://www.vermillion.com. We will disclose on our website any waivers of, or amendments to, the Code of Ethics.

Stockholder Communications

Stockholders of the Company may communicate directly with the Board of Directors in writing, addressed to:

Board of Directors
c/o Corporate Secretary
Vermillion, Inc.
6611 Dumbarton Circle
Fremont, California 94555 U.S.A.

The Corporate Secretary will review each stockholder communication. The Corporate Secretary will forward to the entire Board (or to members of a committee thereof, if the communication relates to a subject matter clearly within that committee’s area of responsibility) each communication that (a) relates to the Company’s business or governance, (b) is not offensive and is legible in form and reasonably understandable in content, and (c) does not merely relate to a personal grievance against the Company or a team member or to further a personal interest not shared by the other stockholders generally.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Committee Report

Vermillion’s executive compensation program for our named executive officers (“NEOs”) is administered by the Compensation Committee of the Board of Directors. The Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

This report is provided by the following independent directors, who comprise the Committee:

Kenneth J. Conway, Chairman
Michael J. Callaghan
John A. Young

Compensation Discussion and Analysis

Executive Officers in 2007

The executive compensation program for our NEOs is described below. The NEOs for the fiscal year ended December 31, 2007 include our

•	President and Chief Executive Officer (“CEO”), Gail S. Page;

•	Vice President and Chief Scientific Officer, Eric T. Fung;

•	Vice President, Corporate Business Development, Simon C. Shorter;

•	Vice President, Corporate Operations, William C. Sullivan(1); and

•	Vice President, Chief Financial Officer, Debra A. Young(1).

Gail S. Page, age 52, has been Chief Executive Officer and a director since December 2005. She joined us in January 2004 as President of Vermillion’s Diagnostic Division and an Executive Vice President of Vermillion, Inc., and was promoted to President and Chief Operating Officer of Vermillion, Inc. in August 2005. From October 2000 to January 2003, she was Executive Vice President and Chief Operating Officer of Luminex Corporation. From 1988 to 2000, she held various senior level management positions with Laboratory Corporation of America (“LabCorp”). In 1993, she was named Senior Vice President, Office of Science and Technology at LabCorp, responsible for the management of scientific affairs in addition to the diagnostics business segment. Additionally, from 1995 to 1997, she headed the Cytology and Pathology Services business unit for LabCorp. From 1988 to 2000, she was a member of the Scientific Advisory Board and served as its chairman from 1993 to 1997. Prior to her years at LabCorp and its predecessor, Roche Biomedical, she worked in various functions in the academic field and the diagnostics industry. Ms. Page received her medical technology degree in 1976 from the University of Florida in combination with an A.S. in cardiopulmonary technology.

Eric T. Fung, age 38, joined us in May 2000 as a lead scientist in the newly formed Biomarker Discovery Centers. He was promoted to Vice President and Chief Scientific Officer in June 2006. Prior to joining Vermillion, Dr. Fung was a Howard Hughes sponsored researcher at Stanford University. Dr. Fung has anatomic pathology training from Stanford Medical School and obtained his M.D. and Ph.D. degrees from the Johns Hopkins University School of Medicine. He graduated with a B.S. with honors from the California Institute of Technology. Dr. Fung also currently holds an Adjunct Assistant Professor position in the Department of Pathology at the Johns Hopkins University School of Medicine.

Simon C. Shorter, age 46, Vice President, Corporate Business Development, joined us in September 2004 as Vice President of Business Development, Diagnostics Division. Prior to joining Vermillion, Dr. Shorter held a series of management positions in R&D, Sales & Marketing and Business Development at Adeza Biomedical Corporation. Over a 12-year period, Dr. Shorter has developed an in-depth, practical understanding of the clinical laboratory and IVD market segments. He received his Bachelor of Science degree from The King’s College, University of London, UK in Biological Sciences, subsequently attending University College London, UK where he completed a master’s degree in applied molecular biology and biotechnology. At the University of Oxford, he earned his Ph.D. in cellular biology and immunology of human development followed by a post doctoral research fellowship at the University of California, San Francisco in the immunological basis for the survival of fetus during human placental development.

(1) Two of our NEOs, William Sullivan and Debra Young, resigned from the Company in November 2007.

William C. Sullivan, age 60, joined us in February 2004, as Vice President, Diagnostics Operations and in January 2006 he assumed the position of Vice President, Corporate Operations. Mr. Sullivan has spent over 25 years in the diagnostics industry, covering all aspects of clinical laboratory operations and diagnostic manufacturing, including quality systems, product development, technical transfer, customer support and operations management. From 2001 until February 2004, Mr. Sullivan was a medical device consultant. From 1999 to 2001, he was Vice President, Diagnostic Manufacturing at Visible Genetics, Inc. and from 1998 to 1999 he was Vice President, Operations at Nichols Institute Diagnostics (a subsidiary of Quest Diagnostics Incorporated). Prior to joining Nichols, Mr. Sullivan was Vice President, Operations at Dianet Med from 1997 to 1998. From 1989 to 1997, he served at Laboratory Corporation of America (or its predecessor Roche Biomedical) in a succession of positions covering manufacturing operations. Mr. Sullivan received a B.A. degree from the College of the Holy Cross and subsequently attended graduate school at the University of Pennsylvania. He is certified as a Specialist in Immunology by the American Society for Clinical Pathology. Mr. Sullivan resigned from the Company on November 2, 2007.

Debra A. Young, age 42, joined the Company as its Chief Financial Officer on November 2, 2006 from ViOptix, Inc., where she served as CFO since 2004. Prior to her service at ViOptix, Ms. Young was Chief Financial Officer of the Nuclear Medicine Division of Philips Electronics, a $500 million business. Before her promotion to Chief Financial Officer, she served as Vice President Controller for the Nuclear Medicine Division of Philips Electronics, formerly ADAC Laboratories, Inc. Ms. Young has also held positions at Somnus Medical Technologies, Inc. and Ernst & Young LLP. On November 1, 2007, Ms. Young resigned from the Company.

Although Stephen Lundy was not a NEO in 2007, he is an executive officer of the Company. While Qun Zhou is not a NEO, she currently serves as and served during 2007 as an executive officer.

Stephen T. Lundy, age 46, joined the Company as its Senior Vice President of Sales & Marketing in May 2007 from GeneOhm, a division of BD Diagnostics, where he served as Vice President of Sales and Marketing from 2003 to May 2007. At GeneOhm, Mr. Lundy led the commercial launch of several novel molecular diagnostic assays as well as raising substantial venture capital. From 2002 to 2003, he served as Vice President of Marketing for Esoterix, Inc., which was acquired by Laboratory Corporation of America, and led the commercial integration and re-branding of the numerous reference labs acquired by Esoterix. Prior to joining Esoterix, Mr. Lundy served as Marketing Director, Molecular Diagnostics and Critical Care Testing at Bayer Diagnostics Corporation. Mr. Lundy holds a B.S. in Political Science from the United States Air Force Academy.

Qun Zhou, age 40, joined the Company in February 2007 as its Controller. Immediately upon Ms. Young’s resignation from the Company, Ms. Zhou was appointed to serve as Chief Financial Officer on an interim basis. Prior to joining the Company, Ms. Zhou served as Controller for ViOptix, Inc., a developer and manufacturer of oxygen measuring devices in the biotechnology industry, from May 2005 through February 2007. From April 2000 through May 2005, Ms. Zhou served in several capacities, most recently as Business Unit Controller, with Philips Medical Systems, a global leader in the medical device and diagnostic industry. Ms. Zhou has over ten years of accounting and corporate finance experience and holds an M.B.A. from Boston College.

Compensation Philosophy and Objectives

The goal of the Company’s compensation program for our NEOs is the same for the overall Company — to foster compensation policies and practices that attract, engage and motivate high caliber talent by offering a competitive pay and benefits program. The Company is committed to a total compensation philosophy and structure that provides flexibility, in responding to market factors, that rewards and recognizes superior performance, that attracts highly skilled, experienced and capable employees, and that is fair and fiscally responsible.

The Committee has designed and implemented compensation programs for our NEOs to reward them for their leadership excellence, for sustaining our financial and operating performance, to align their interests with those of our stockholders and to encourage them to remain with the Company for long and productive careers. Most of our compensation elements simultaneously fulfill one or more performance, alignment or retention objectives.

Method for Determining Amounts

The Compensation Committee annually reviews and approves for the NEOs their (1) annual base salaries, (2) annual incentive bonuses, including specific goals and percentages, (3) equity compensation and (4) employee benefit programs.

In making compensation decisions, the Committee considers the following:

•	Company Performance. The Committee reviews the Company’s operational performance and the achievement of its pre-established goals for the fiscal year.

•	Executives’ Performance. The Committee evaluates an executive’s performance during the year including leadership qualities, responsibilities, and contribution to the Company’s performance. The relative importance of each factor varies among our NEOs depending on their positions and the particular operations or functions for which they are responsible.

•	Compensation Consultant and Survey. During 2007, the Committee relied on general executive compensation information received from our Human Resources Consultant. The Committee uses formal and informal compensation surveys to benchmark the compensation of our NEOs against the compensation levels for executive officers of companies of similar size and market segments.

•	Recommendations of the CEO. The Committee considers the recommendations of our CEO, who assesses the performance of the other NEOs and adjustments to their base salary and other elements of compensation.

Elements of Compensation

The compensation of each NEO consists primarily of four major components:

•	base salary;

•	annual bonus;

•	equity incentive awards; and

•	employee benefits programs:

•	severance and change in control benefits, and

•	perquisites and other benefits.

Base salaries and annual bonuses are designed to reward annual achievements and be commensurate with the executives’ scope of responsibilities, demonstrated leadership abilities, and management experience and effectiveness. Other elements of compensation focus on motivating and challenging the executives to achieve superior, longer-term, sustained results.

Base Salaries.  Overall average base salaries are targeted at the 50th percentile of the companies with which we compete for labor talent. The Committee normally adjusts the base salaries for the NEOs in April of each calendar year.

The Company entered into an employment agreement with our CEO, Ms. Page, on December 31, 2005, the date Ms. Page became the Company’s President and CEO. The agreement sets forth the terms and conditions of her employment with, and the compensation she is entitled to receive from, the Company in connection with her service as President and CEO. Under her employment agreement, Ms. Page is paid a starting annual base salary of $350,000, as adjusted by the Committee from time to time.

Each year, the Committee meets and discusses salary increases. Salary increases are generally effective in April of each year. In April 2007, the Committee decided to increase annual base salaries for our NEOs in accordance with the table below:

Annual Base Salaries
(effective April of each year)

Executive	2007	2006

Gail S. Page President and Chief Executive Officer	$364,000	$350,000
Eric T. Fung Vice President, Chief Scientific Officer	$220,000	$200,000
Simon C. Shorter Vice President, Corporate Business Development	$204,000	$200,000
William C. Sullivan Vice President, Corporate Operations	$224,500	$218,000
Debra A. Young Vice President, Chief Financial Officer	$225,500	$220,000

Annual Bonuses.  Consistent with our objective to tie a significant portion of the NEOs’ total compensation to the Company’s performance, the Compensation Committee approves specific corporate goals for incentive bonuses. The bonus plan is generally structured as follows, with changes made from year to year to reflect changing business needs and competitive circumstances:

•	At the beginning of each fiscal year, the Committee establishes performance measures and goals, which typically include milestones and targets. The Committee typically assigns a weight value based upon the overall goals in order to ensure a balanced approach to the various factors applied to determining bonus amounts.

•	Also at the beginning of each fiscal year, the Committee establishes payout targets for each NEO. The Committee generally establishes the individual payout targets for each NEO based on the executive’s position, level of responsibility and a review of the compensation information of other companies. Under the terms of our CEO’s employment agreement, Ms. Page is eligible for a discretionary bonus of up to 50% of her annual base salary, based on meeting objectives to be established by the Committee.

•	After the close of each fiscal year, the Committee assesses the performance of each NEO against the pre-established metrics for the Company. Each NEO receives a bonus based on his or her individual payout target and the Company’s performance relative to the specific performance goal.

The Company’s incentive bonuses are measured against corporate goals which generally include Company targets, product development and management team building. For fiscal year 2007, the Company’s incentive bonuses were measured against the following goals: (1) financial targets, (2) submissions of FDA applications, (3) product launch into the marketplace, (4) management team building and (5) satisfaction of Medicare and other reimbursement standards.

The actual bonus payments are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

Equity Incentive Compensation.  The equity component of our executive compensation program is designed to fulfill our performance alignment and retention objectives. The Company maintains the Vermillion, Inc. 2000 Stock Plan (the “Stock Plan”). Options granted under this plan provide participants with the right to purchase shares of Common Stock at a predetermined exercise price. The Committee may grant options that are intended to qualify as incentive stock options or nonqualified stock options. The NEOs receive incentive stock option grants at the time of hire; annually thereafter, they receive non-qualified stock options, as recommended by the Committee.

Stock option grants are based on individual performance and contributions toward the achievement of the Company’s business objectives, as well as overall Company performance. The number of underlying shares that may be purchased pursuant to the stock options granted to each NEO varies based on the executive’s position and responsibilities. Since the CEO has a greater ability to affect strategy and performance, Ms. Page is provided with greater equity incentive compensation. In addition, amounts are determined by comparing the level of equity-based compensation that is awarded to executives of competing companies.

On February 29, 2008, the Company filed its Third Amended and Restated Certificate of Incorporation, which effected a 1-for-10 reverse stock split of the Company’s outstanding Common Stock. The reverse stock split became effective at the close of business on March 3, 2008. Accordingly, all references to shares in this proxy statement have been adjusted to reflect the impact of the 1-for-10 reverse stock split.

The Company generally grants stock options to our NEOs each year. On April 26, 2007, the Company granted stock options to our NEOs, which vest ratably on a monthly basis over a four-year period commencing on the date of grant and expiring ten years from the date of grant, or, in the case of incentive stock options, such shorter term as may be provided in the applicable option agreement. The stock options are granted with an exercise price equal to the closing price of the Company’s Common Stock on the date of the grant. Accordingly, the NEOs received options to purchase shares in the following amounts: 36,000 shares for Ms. Page, 24,000 for Dr. Fung and 4,500 for Dr. Shorter.

Employee Benefits Programs

Our employee benefits program primarily consists of two components: (1) severance and change in control arrangements and (2) perquisites and other benefits.

Severance and Change in Control Arrangements.

Chief Executive Officer.  Ms. Page may terminate her employment at any time by resigning. The Company may also terminate Ms. Page’s employment “for cause” (as defined in the employment agreement). If Ms. Page resigns or the Company terminates her employment for cause, she will be entitled to her accrued compensation and benefits only. If the Company terminates Ms. Page’s employment without cause, subject to her executing a release of claims in favor of the company, Ms. Page will be entitled to receive continuing severance payments at a rate equal to her base salary for a period of 12 months, immediate 24-month accelerated vesting of her stock options and continued Company-paid health and dental benefits until the earlier of 12 months following the date of termination or resignation or the date Ms. Page obtains employment with comparable benefits. Ms. Page’s employment agreement also provides for 12 months of non-competition and 12 months of non-solicitation of Company employees in the event that her employment is terminated other than “for cause” by the Company. Furthermore, if Ms. Page is terminated for reasons other than for cause within 12 months of a change of control then, in addition to the severance payments described above, Ms. Page will receive immediate accelerated vesting of all of her outstanding stock options.

Other Named Executive Officers.  Other than the CEO and Ms. Young, all NEOs are employees at will, without a written employment agreement or severance arrangements. Accordingly, upon a termination for cause, without cause, in connection with a change in control or any other reason, the other NEOs will receive their accrued salary, earned bonus, unreimbursed expenses and other entitlements to the date of termination, unless the Committee decides at that time to provide additional severance payments.

We entered into an employment agreement, dated November 6, 2006, with Debra A. Young, Vice President and Chief Financial Officer. Effective November 1, 2007, Ms. Young resigned as our Vice President and Chief Financial Officer. Pursuant to the terms of her employment agreement, Ms. Young will receive severance payments in an amount equal to $112,750, to be paid in semi-monthly installments of $9,400 over a six-month period, and Company-paid COBRA coverage.

Effective November 2, 2007, Mr. Sullivan resigned as our Vice President, Corporate Operations. As approved by our President and CEO and in accordance with Company policy, Mr. Sullivan received a lump sum severance payment of $37,417 on November 2, 2007 and Company-paid COBRA coverage.

Perquisites and Other Benefits.

Our NEOs participate in the Company’s standard employee benefits programs including medical, dental, life, short and long-term disability insurance and flexible spending accounts. In addition, we offer a health expense reimbursement program to our NEOs and our CEO receives a monthly cash car allowance.

Interrelationship of Elements

The Compensation Committee does not adhere to rigid formulas when determining the amount and mix of compensation elements. Compensation elements for each executive are reviewed in a manner that optimizes the executive’s contribution to the Company and reflects an evaluation of the compensation paid by our competitors. The Committee reviews both current pay and the opportunity for future compensation to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. However, prior stock compensation gains are not considered in setting future compensation levels. The mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards.

Impact of Tax and Accounting

Section 162(m) of the Internal Revenue Code (“Code”) generally prohibits any publicly-held company from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the CEO and the next four highest compensated officers. Exceptions are made for qualified performance-based compensation. It is the Committee’s policy to maximize the effectiveness of our executive compensation in this regard.

We have granted stock options as incentive stock options in accordance with Section 422 of the Code subject to the volume limitations contained in the Code. Generally, the exercise of an incentive stock option does not trigger any recognition of income or gain to the holder. If the stock is held until at least one year after the date of exercise (or two years from the date the option is granted, whichever is later), all of the gain on the sale of the stock, when recognized for income tax purposes, will be capital gain, rather than ordinary income, to the recipient. Consequently, we do not receive a tax deduction. For stock options that do not qualify as incentive stock options, we are entitled to a tax deduction in the year in which the stock options are exercised equal to the spread between the exercise price and the fair market value of the stock for which the stock option was exercised. The holders of the non-qualified stock options are generally taxed on this same amount in the year of exercise.

The information included in the Summary Compensation Table below reflects the compensation earned by our NEOs in 2007.

Summary Compensation Table

							Change in
							Pension
						Non-	Value and
						Equity	Nonqualified
						Incentive	Deferred
Name and Principal				Stock	Option	Plan	Compensation	All Other
Position	Year	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
(a)	(b)	($)(c)	($)(d)	($)(e)	($)(5)(f)	(6)(g)	($)(h)	($)(i)		($)(j)

Gail S. Page	2007	360,958	—	—	309,009	108,150	—	30,508	(1)	808,625
President, CEO & Director	2006	350,000	50,000	—	311,724	140,000		27,113		878,837
Eric T. Fung	2007	215,458	—	—	76,005	38,700	—	5,273	(2)	335,436
VP & CSO	2006	197,583	50,000	—	49,990	32,000	—	—		329,573
Simon C. Shorter	2007	203,458	—	—	63,526	30,450	—	2,229	(2)	299,663
VP, Corporate Business Development	2006	194,387	50,000	—	76,534	32,000	—	—		352,921
William C. Sullivan	2007	187,549	—	—	29,793	33,431	—	83,837	(3)	334,610
Former VP, Corporate Operations	2006	214,600	50,000	—	21,622	34,880	—	—		321,122
Debra A. Young	2007	186,919	—	—	30,198	—	—	128,790	(4)	345,907
Former CFO & VP of Finance	2006	35,833	—	—	5,843	7,300				49,009

(1)	Ms. Page’s car allowance.

(2)	Health expense reimbursement program.

(3)	Mr. Sullivan — Total includes paid time off payout of $31,083, severance of $37,417 and COBRA of $12,000; and $3,337 under the Company’s health expense reimbursement program.

(4)	Ms. Young — Total includes paid time off payout of $8,240, severance of $112,750, to be paid $9,400 semi-monthly until April 2008 and COBRA of $7,800.

(5)	The amounts under Option Awards reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) of awards and includes amounts from awards granted in and prior to 2006. The assumptions and method for valuing stock options are set forth in the footnotes to the December 31, 2007 Form 10-K.

(6)	During 2006, the Company made performance-based awards to the NEOs that were previously reported under the “bonus” column and are currently disclosed in the “non-equity incentive plan compensation” column.

Outstanding Equity Awards at December 31, 2007

The following table provides information with respect to the outstanding stock options held by each NEO as of December 31, 2007.

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options (#)	Options (#)	Exercise	Expiration
Name	Exercisable	Unexercisable	Price ($)	Date(1)
(a)	(b)	(c)	(d)	(e)

Gail S. Page	6,000	30,000	14.70	4/25/2017
	9,375	15,625	12.00	6/6/2016
	20,000	20,000	9.00	12/19/2015
	12,500	—	21.90	8/4/2015
	10,000	—	29.60	2/8/2015
	25,000	—	92.70	1/7/2014
Eric T. Fung	4,000	20,000	14.70	4/25/2017
	2,812	4,688	12.00	6/6/2016
	1,000	—	9.00	12/19/2015
	2,000	—	21.90	8/4/2015
	1,600	1,400	18.00	4/5/2015
	650	350	37.00	9/15/2014
	2,500	—	74.70	6/2/2014
	2,000	—	86.40	3/31/2014
	1,000	—	96.00	6/4/2013
	1,500	—	43.50	2/12/2013
	500	—	45.30	6/5/2012
	500	—	56.00	11/7/2011
	600	—	63.80	6/6/2011
	430	—	34.88	5/2/2010
Simon C. Shorter	750	3,750	14.70	4/25/2017
	2,812	4,688	12.00	6/6/2016
	1,000	—	9.00	12/19/2015
	1,500	—	21.90	8/4/2015
	800	700	18.00	4/5/2015
	4,875	2,625	36.80	9/19/2014

(1)	Options vest ratably on a monthly basis over a 48-month period, commencing on the date of the grant. Each option expires 10 years after the date of the grant or, in the case of an incentive stock option, such shorter term as may be provided in the applicable option agreement.

Stock Option Exercises

During 2007, the NEOs did not exercise any stock options.

DIRECTOR COMPENSATION

The Compensation Committee annually reviews and recommends to the Board for its approval the compensation, including cash, equity or other compensation, for members of the Board for their service as (1) a member of the Board, (2) a member of any committee of the Board, (3) a chair of any committee of the Board and (4) the Executive Chairman of the Board. Pursuant to our compensation program for outside directors (i.e., non-employee directors), each new outside director shall be granted, on the date of the first meeting of the Board he or she attends, an option to purchase 2,500 shares of Common Stock, vesting monthly over a 24-month period. Each continuing outside director shall be granted an annual option, on the date of each annual meeting of stockholders, to purchase 1,250 shares of our Common Stock, vesting monthly over a 12-month period. In addition, each outside director also receives, at the outside director’s choice, either: (1) payment in the amount of $5,000 paid quarterly as long as such person continues to act as a director or (2) an additional option to purchase a number of additional whole shares of Common Stock, which are determined by the Company to have a Black-Scholes valuation on the date of grant equal to approximately $20,000. In the fourth quarter of 2007, the Board decided that the Company should no longer pay out directors’ fees in cash. Also, on the date of each annual meeting of stockholders, the Executive Chairman of the Board will receive an annual grant of an option to purchase 1,000 shares of our Common Stock, vesting monthly over a 12-month period.

During fiscal 2005, the Board also created a new director position entitled “Executive Chairman” in order to assist in the transition of our management team. James L. Rathmann was appointed to serve in this position and received a one-time stock option grant for 15,000 shares, which vests monthly over 24 months. The Chairman of the Audit Committee receives an additional option to purchase 500 shares of our Common Stock, vesting monthly over a 12-month period, and the Chairmen of the Compensation Committee and the Nominating and Governance Committee, if different from the Executive Chairman of the Board, each receive an additional option to purchase 250 shares of our Common Stock, vesting monthly over a 12-month period.

The Company reimburses its directors who are not officers or employees for expenses incurred in attending any Board or committee meeting. Directors who are also the Company’s officers or employees are not compensated for attending Board or committee meetings.

Employee directors who meet the eligibility requirements may participate in the Company’s 2000 Employee Stock Purchase Plan.

2007 Director Compensation Table

The information included in the Director Compensation Table below reflects the compensation earned by our directors in 2007.

					Change in
					Pension
	Fees				Value and
	Earned			Non-Equity	Nonqualified
	or Paid in			Incentive Plan	Deferred	All Other
	Cash	Stock	Option	Compensation	Compensation	Compensation	Total
Name	($)(1)	Awards	Awards(2)	($)	Earnings	($)	($)

Judy Bruner	$15,000	—	$27,806	—	—	—	$42,806
John A. Young	$15,000	—	$15,801	—	—	—	$30,801
Michael J. Callaghan	$15,000	—	$12,054	—	—	—	$27,054
Rajen K. Dalal	$15,000	—	$13,640	—	—	—	$28,640
James S. Burns	$15,000	—	$16,588	—	—	—	$31,588
James L. Rathmann	$15,000	—	$56,436	—	—	—	$71,436
Kenneth L. Conway	$15,000	—	$30,843	—	—	—	$45,843

(1)	Fees were paid for only three quarters in 2007 pursuant to a Board resolution. All directors except for Judy Bruner elected to receive their fees in 2007 in the form of options rather than cash.

(2)	The amounts under Option Awards reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) of awards and include amounts from awards granted in and prior to 2006. The assumptions and method for valuing stock options are set forth in the footnotes to the financial statements in our Annual Report of Form 10-K for the year ended December 31, 2007. The aggregate number of options held by each directors as of December 31, 2007 is as follows: Judy Bruner, 16,100; John A. Young, 29,960; Michael J. Callaghan, 16,470; Rajen K. Dalal, 14,700; James S. Burns, 6,600; James L. Rathmann, 36,830; and Kenneth J. Conway, 8,850.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company regarding beneficial ownership of its Common Stock on a post-reverse-split basis, as of March 31, 2008, by (1) each person known by the Company to be the beneficial owner of five percent or more of the outstanding shares of the Common Stock, (2) each director of the Company, (3) each NEO in 2007 that is still employed by the Company and (4) all directors and executive officers as a group. All shares are subject to the named person’s sole voting and investment power except where otherwise indicated.

Beneficial ownership is determined in accordance with the rules of the SEC. Shares of Common Stock, which are issued and outstanding, are deemed to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Shares of Common Stock which are issuable upon exercise of options or warrants are deemed to be issued and outstanding and beneficially owned by any person who has or shares voting or investment power over such shares only if the options or warrants in question are exercisable within 60 days of March 31, 2008, and, in any event, solely for purposes of calculating that person’s percentage ownership of the Common Stock (and not for purposes of calculating the percentage ownership of any other person).

The number of shares of Common Stock deemed outstanding and used in the denominator for determining percentage ownership for each person equals (i) 6,380,166 shares of Common Stock outstanding as of March 31, 2008, plus (ii) such number of shares of Common Stock as are issuable pursuant to options, warrants or convertible securities held by that person (and excluding options, warrants and convertible securities held by other persons) which may be exercised within 60 days of March 31, 2008.

	Number of	Percentage of
	Common	Outstanding
	Stock Shares	Shares
	Beneficially	Beneficially
Name and Address of Beneficial Owner	Owned	Owned

Beneficial Owners 5% or more:
Falcon Technology Partners, L.P.(1)(2)	402,114	6.30%
102 Atlee Circle
Berwyn, PA 19312
Highbridge International LLC(1)(3)	547,619	8.58%
c/o Highbridge Capital Management LLC 9 West 57th Street, 27th Floor New York, NY 10019
Ironwood Investment Management(1)	685,881	10.75%
21 Custom House Street, Suite 240 Boston, MA 02110
OppenheimerFunds, Inc.(1)(4)	621,082	9.73%
6803 South Tucson Way Centennial, CO 80112
Phronesis Partners, L.P.(1)(5)	1,052,029	15.54%
180 E. Broad Street #1704 Columbus, OH 43215
Quest Diagnostics Incorporated(1)(6)	1,271,071	18.72%
1290 Wall Street West Lyndhurst, NJ 07071
Directors and Named Executive Officers:
James S. Burns(7)	9,391	*
Entremed, Inc. 9640 Medical Center Drive Rockville, MD 20850
Michael J. Callaghan(8)	17,661	*
1770 Green Street, Apt. 502 San Francisco, CA 94123

	Number of	Percentage of
	Common	Outstanding
	Stock Shares	Shares
	Beneficially	Beneficially
Name and Address of Beneficial Owner	Owned	Owned

Kenneth J. Conway(9)	8,500	*
Starfire Venture 15 Eagles Nest Scituate, MA 02066
Rajen K. Dalal(10)	14,150	*
Avir, Inc. 2463 Faber Place Palo Alto, CA 94303
John F. Hamilton(11)	—	*
540 Liberty Street San Francisco, CA 94114
James L. Rathmann(1)(12)	475,342	7.41%
Falcon Technology Partners, L.P. 102 Atlee Circle Berwyn, PA 19312
John A. Young(13)	43,395	*
Page Mill Investors 167 S. San Antonio Road, Suite 7 Los Altos, CA 94022-3055
Eric T. Fung, M.D., Ph.D.(14)	26,459	*
Stephen T. Lundy(15)	9,999	*
Gail S. Page(16)	96,271	1.49%
Simon C. Shorter(17)	14,484	*
Qun Zhou(18)	2,023	*
All Executive Officers and Directors as a Group (12 persons)	717,675	10.81%

*	Less than 1%.

(1)	Based on filings by such owner with the SEC and/or a selling stockholder questionnaire delivered to us by such owner on or about August 29, 2007.

(2)	Excludes 142,857 shares issuable upon the exercise of warrants which are not exercisable within 60 days of March 31, 2008, because conversion is not permitted if the holder and its affiliates would beneficially own in the aggregate more than 4.99% of our outstanding Common Stock following such conversion. Mr. Rathmann, the Executive Chairman of Vermillion’s Board of Directors, is the general partner of Falcon Technology Partners, L.P. and has sole voting and investment power over the shares and warrants held by Falcon Technology Partners, L.P.

(3)	Excludes 438,095 shares issuable upon the exercise of warrants and 555,000 shares issuable upon conversion of 7.0% Notes which are not exercisable within 60 days of March 31, 2008, because, in each case, conversion is not permitted if the holder and its affiliates would beneficially own in the aggregate more than 4.99% of our outstanding Common Stock following such conversion. Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(4)	Includes (i) 990 shares owned by Baring Global Opportunities Fund, (ii) 4,090 shares owned by OFI Institutional Global Opportunities Fund, (iii) 566,552 shares owned by Oppenheimer Global Opportunities Fund, (iv) 3,270 shares owned by Russell Alpha Global Opportunities Fund and (v) 46,180 shares owned by

Russell Global Opportunities Fund. Excludes (i) 632 shares issuable upon the exercise of warrants owned by Baring Global Opportunity Fund, (ii) 2,504 shares issuable upon the exercise of warrants owned by OFI Institutional Global Opportunities Fund, (iii) 347,480 shares issuable upon the exercise of warrants owned by Oppenheimer Global Opportunities Fund, (iv) 2,008 shares issuable upon the exercise of warrants owned by Russell Alpha Global Opportunities Fund and (v) 28,328 shares issuable upon the exercise of warrants owned by Russell Global Opportunities Fund, in each case, which are not exercisable within 60 days of March 31, 2008 because conversion is not permitted if the holder and its affiliates would beneficially own in aggregate more than 4.99% of our outstanding Common Stock following such conversion. OppenheimerFunds, Inc. is the investment advisor to Baring Global Opportunities Fund, OFI Institutional Global Opportunities Fund and Oppenheimer Global Opportunities Fund and sub-advisor to Russell Alpha Global Opportunities Fund and Russell Global Opportunities Fund (these five funds collectively referred to herein as the Oppenheimer Funds). Frank Jennings, Senior Vice President of Investments of OppenheimerFunds, Inc., exercises voting and investment authority over the shares and warrants owned by the Oppenheimer Funds. Mr. Jennings disclaims beneficial ownership of such shares and warrants.

(5)	Includes 389,542 shares issuable upon the exercise of warrants which are exercisable within 60 days of March 31, 2008. James E. Wiggins is the general partner of Phronesis Partners, L.P. and exercises sole voting and investment control over the shares and warrants owned by Phronesis Partners, L.P.

(6)	Includes 410,476 shares issuable pursuant to warrants exercisable within 60 days of March 31, 2008. Quest Diagnostics Incorporated is a publicly-held company. Quest Diagnostics Incorporated’s executive officers are responsible for running the business of the company and thus, exercise voting and investment control over the shares and warrants owned by Quest Diagnostics Incorporated

(7)	Includes 9,391 shares issuable upon exercise of options exercisable within 60 days of March 31, 2008.

(8)	Includes 15,961 shares issuable upon exercise of options exercisable within 60 days of March 31, 2008. Until January 2007, Mr. Callaghan was a Managing Director of MDS Capital Corp. Mr. Callaghan is party to a Declaration of Trust Agreement with MDS Capital Corp. pursuant to which he agreed that he has no rights or entitlements with respect to any shares of our Common Stock or options exercisable for shares of our Common Stock which were granted to him while he was employed by MDS Capital Corp. Mr. Callaghan disclaims beneficial ownership of all shares and options.

(9)	Includes 8,300 shares issuable upon exercise of options exercisable within 60 days of March 31, 2008.

(10)	Includes 14,150 shares issuable upon exercise of options exercisable within 60 days of March 31, 2008.

(11)	Excludes 2,500 shares issuable upon exercise of options not exercisable within 60 days of March 31, 2008. Mr. Hamilton was appointed to the Board of Directors on April 9, 2008. In connection with his appointment, Mr. Hamilton was granted 2,500 options, contingent upon his attendance at his first Board meeting.

(12)	Includes (i) 36,155 shares issuable upon exercise of options exercisable within 60 days of March 31, 2008, and (ii) 402,114 shares owned by Falcon Technology Partners, L.P. Excludes 142,857 shares owned by Falcon Technology Partners, L.P. issuable upon the exercise of warrants which are not exercisable within 60 days of March 31, 2008, because conversion is not permitted if the holder and its affiliates would beneficially own in the aggregate more than 4.99% of our outstanding Common Stock following such conversion. Mr. Rathmann is the general partner of Falcon Technology Partners, L.P. and has sole voting and investment power over the shares and warrants.

(13)	Includes 13,944 shares held in family trusts and 29,451 shares issuable upon exercise of options exercisable within 60 days of March 31, 2008. Mr. Young and his spouse are joint trustees of the family trusts and share voting and investment control over the shares held in such trusts.

(14)	Includes 24,699 shares issuable upon exercise of options exercisable within 60 days of March 31, 2008.

(15)	Includes 9,999 shares issuable upon exercise of options exercisable within 60 days of March 31, 2008.

(16)	Includes 93,389 shares issuable upon exercise of options exercisable within 60 days of March 31, 2008.

(17)	Includes 13,734 shares issuable upon exercise of options exercisable within 60 days of March 31, 2008.

(18)	Includes 1,773 shares issuable upon exercise of options exercisable within 60 days of March 31, 2008.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that it is specifically incorporated by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Audit Committee is a separately-designated standing committee of the Board of Directors, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, and operates under a written charter adopted by the Board. Among its other functions, the Audit Committee recommends to the Board, subject to stockholder ratification, the selection of the Company’s independent auditor.

The Committee oversees the Company’s financial process on behalf of the Board. During 2007, the Committee consisted of directors Judy Bruner, James S. Burns and Michael J. Callaghan. The Board has adopted a written Audit Committee Charter. A copy of the Audit Committee Charter is available in the Corporate Governance section of the Company’s website at http://www.vermillion.com.

The Committee is comprised of three of the Company’s outside directors. The Board and the Committee believe that the Committee’s composition satisfies the rule of the National Association of Securities Dealers, Inc. (“NASD”) that governs audit committee composition, including the requirement that audit committee members all be “independent directors” as that term is defined by NASD Rule 4200(a)(14).

The Audit Committee Charter specifies that the purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities for the accounting, financial reporting and internal control functions of the Company and its subsidiaries. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2007 with management, and discussed the quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Committee reviewed with representatives of the Company’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company’s accounting policies and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including the matters required to be discussed by the statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended by the statement on Auditing Standards No. 90, “Audit Committee Communication,” both as adopted by the Public Accounting Oversight Board in Rule 3200T. In addition, the Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board in its Standard No. 1, as adopted by the Public Accounting Oversight Board in Rule 3200T.

The Committee also discussed with the Company’s independent registered public accounting firm the overall scope and results of its audit. The Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss the results of its audit of the Company’s financial statements, its evaluation of the Company’s internal controls over financial reporting, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to stockholder approval, the reselection of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

Respectfully submitted as of March 31, 2008 by:

MEMBERS OF THE AUDIT COMMITTEE

Judy Bruner, Chairman
James Burns
Michael J. Callaghan

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Such officers, directors and 10% or greater stockholders are also required by SEC rules to furnish the Company with copies of all forms that they file pursuant to Section 16(a). As a practical matter, the Company assists its directors and officers by completing and filing Section 16 reports on their behalf. One transaction not timely reported in 2006 involving Eric Fung was filed on July 27, 2007. With respect to each of the following executives and directors, one transaction was not timely reported in 2007: Gail Page, William Sullivan, Debra Young, Steve Lundy, Judy Bruner, James Burns, Michael Callaghan, Kenneth Conway, Rajen Dalal, James Rathmann and John Young.

CERTAIN BUSINESS RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In the Company’s last two fiscal years, there has not been nor is there currently proposed any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of the Common Stock of the Company or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than (1) compensation agreements and other arrangements, which are described where required in “Employment and Severance Agreements” and (2) the transactions described below.

Relationship with Quest Diagnostics Incorporated

Strategic Alliance Agreement

On July 22, 2005, we entered into a strategic alliance agreement with Quest Diagnostics Incorporated (“Quest”), which focuses on commercializing up to three diagnostic tests chosen from our pipeline. The term of the agreement ends on the later of (i) the three-year anniversary of the agreement and (ii) the date on which Quest commercializes three diagnostic tests covered by such agreement. Pursuant to the agreement, Quest will have the non-exclusive right to commercialize each test on a worldwide basis, with exclusive commercialization rights in territories where Quest has a significant presence for up to five years following commercialization of such test. As part of the strategic alliance, there is a royalty arrangement under which Quest will pay royalties to us based on fees earned by Quest for applicable diagnostic services, and we will pay royalties to Quest based on our revenue from applicable diagnostic products. To date, no such royalties have been earned by either party. We have also agreed to enter into a supply agreement with Quest under which we will sell instruments and consumable supplies to Quest (to be used for performing diagnostic services), which we will purchase from Bio-Rad under our manufacture and supply agreement.

Under this strategic alliance agreement, Quest has the exclusive right to perform up to three analyte specific reagent (“ASR”) laboratory tests. Upon obtaining clearance from the United States Food and Drug Administration (“FDA”), we will begin manufacturing in vitro diagnostic (“IVD”) test kits that Quest will purchase. Quest will have the exclusive right during the exclusive period to perform such ASR laboratory tests and market IVD test kits purchased from us in the United States, Mexico, the United Kingdom and other countries where Quest operates a clinical laboratory, and non-exclusive rights to commercialize these diagnostic test kits in the rest of the world, subject to a royalty payable to us.

During the ASR phase for a given ASR laboratory test, and as long as the exclusive period continues, we will sell ASRs and grant rights to perform such ASR laboratory tests to Quest and other reference laboratories, hospitals and medical clinics in countries where Quest does not operate a clinical laboratory. Once the IVD phase begins for a given ASR laboratory test in the exclusive period, the Company will sell IVD test kits and Surface Enhancement Laser Desorption/Ionization (“SELDI”) instruments to Quest. At the end of the exclusive period with respect to any IVD test kit, Quest’s exclusive right to perform ASR laboratory tests using such diagnostic test kit will become non-exclusive. In addition to continuing to sell IVD test kits to Quest, we will also sell IVD test kits to commercial clinical laboratories in the United States, Mexico, the United Kingdom and other countries which were exclusive to Quest during the exclusive period. In addition to working through Quest, we intend to seek partnerships for commercialization purposes with traditional IVD companies and/or with clinical reference labs in territories where Quest does not have exclusive rights.

Credit Agreement

In connection with the strategic alliance, we entered into a credit agreement with Quest dated July 22, 2005, pursuant to which Quest agreed to provide us with a $10,000,000 secured line of credit, which is collateralized by certain of our intellectual property, that may only be used for certain costs and expenses directly related to the strategic alliance. Under the terms of this secured line of credit, the interest rate is at the prime rate plus 0.5% and is payable monthly. Additionally, this secured line of credit contains provisions for Quest to forgive portions of the amounts borrowed that corresponds to our achievement of certain milestones related to development, regulatory approval and commercialization of certain diagnostic tests. The amounts to be forgiven and the corresponding milestones that we must achieve are (i) $1,000,000 for each application that allows a licensed laboratory test to be commercialized with a maximum of three applications for $3,000,000; (ii) $3,000,000 for the commercialization of the first diagnostic test kit; and (iii) $2,000,000 for each subsequent commercialization of diagnostic test kits with a maximum of two subsequent commercialized diagnostic test kits for $4,000,000. Should we fail to achieve these milestones, we would be responsible for the repayment of the outstanding principal amount and any unpaid interest on the secured line of credit on or before July 22, 2010. We have drawn on this secured line of credit in monthly increments of $417,000 on the last day of each month during the first two years of the strategic alliance. As of December 31, 2007 and 2006, we had drawn $10,000,000 and $7,083,000, respectively, from this secured line of credit. From the inception of the strategic alliance through December 31, 2007, we have spent $10,000,000 of the amounts drawn on in-house research and development, as well as collaborations with others, directed towards achieving the milestones.

Amendments to 2005 Stock Purchase Agreement

In connection with the strategic alliance, Quest purchased 622,500 shares of Common Stock and a warrant to purchase up to an additional 220,000 shares of Common Stock with an exercise price of $35.00 per share and expiration date of July 22, 2010, for $14,954,000 in net proceeds. The stock purchase agreement also provided certain registration rights whereby Quest may demand that we register its shares under the Securities Act, or, if we file another registration statement under the Securities Act, Quest may elect to include its shares in that registration, subject to various conditions. On January 12, 2006, the warrant with Quest was amended to clarify that the total number of shares of Common Stock purchased pursuant to the stock purchase agreement and issuable upon exercise of the warrant will at no time exceed 19.90% of the total number of outstanding shares of Common Stock, provided that Quest may, prior to or concurrently with the exercise of the warrant, sell such number of shares of Common Stock that, after the exercise of the warrant and such sale of shares, Quest would not own more than 19.90% of the Common Stock. In connection with Quest’s participation in the August 29, 2007 private placement sale, we amended the warrant originally issued to Quest on July 22, 2005. Pursuant to the terms of the amendment, the exercise price for the purchase of Common Stock was reduced from $35.00 per share to $25.00 per share and the expiration date of such warrant was extended from July 22, 2010, to July 22, 2011.

2007 Securities Purchase Agreement

On August 29, 2007, Quest purchased an additional 238,095 shares of Common Stock and an additional warrant to purchase 190,476 shares of Common Stock in a private placement. The aggregate purchase price for the securities was $2,000,000. The related purchase agreement provided for certain registration rights whereby the investors, including Quest may demand that we register their shares under the Securities Act, or, if we file another registration statement under the Securities Act, the investors may elect to include their shares in that registration, subject to various conditions. On August 29, 2007, we entered into a letter agreement with Quest whereby (i) we agreed that the shares of Common Stock, including the shares of Common Stock issuable upon the exercise of warrants, issued in the private placement to Quest would be deemed “registrable securities” under the registration rights provisions of the 2005 stock purchase agreement with Quest, and (ii) Quest waived its registration rights with respect to such shares under the 2007 securities purchase agreement.

Relationship with Bio-Rad Laboratories, Inc.

Asset Purchase Agreement

On November 13, 2006, we completed the sale of the assets and liabilities of our protein research products and collaborative services business to Bio-Rad (the “Instrument Business Sale”), which includes the SELDI technology, ProteinChip arrays and accompanying software. Pursuant to the terms of the asset purchase agreement entered into with Bio-Rad on August 14, 2006, the total sales price was $20,000,000 of which $16,000,000 was paid by Bio-Rad to us at the closing of the transaction on November 13, 2006, and a total of $4,000,000 was held back from the sales proceeds contingent upon us meeting certain obligations. From the amounts held back, $2,000,000, subject to certain adjustments, is being held in escrow until November 13, 2009, to serve as security for us to fulfill certain obligations. The other $2,000,000 was withheld by Bio-Rad from the sales proceeds until the issuance of a reexamination certificate confirming United States Patent No. 6,734,022 (the “ ‘022 Patent”). On October 23, 2007, the United States Patent and Trademark Office issued a reexamination certificate of the ‘022 Patent and on November 9, 2007, we received $2,000,000 from Bio-Rad that was withheld from the proceeds of the Instrument Business Sale. We also entered into a number of ancillary agreements, as set forth in greater detail below.

Subsequent to the Instrument Business Sale, both the Company and Bio-Rad recognized business activities on behalf of each other. As of December 31, 2007, we owed Bio-Rad $50,000, which consisted of $42,000 for accounts receivable we collected on behalf of Bio-Rad and $8,000 for invoices paid by us that were reimbursed twice by Bio-Rad. Similarly, Bio-Rad owed us $33,000, which consisted of $15,000 of invoices paid by us on behalf of Bio-Rad and $18,000 for Bio-Rad’s portion of expenses related to facilities shared with us. As of December 31, 2006, we owed Bio-Rad $1,571,000, which consisted of $1,511,000 for accounts receivable we collected on behalf of Bio-Rad, $8,000 for invoices processed by Bio-Rad on our behalf and $52,000 for services Bio-Rad provided to us. Similarly, Bio-Rad owed us $619,000, which consisted of $174,000 for invoices we processed on behalf of Bio-Rad, $200,000 for sales taxes on the sale of assets and $245,000 for unbilled receivables from Bio-Rad. Additionally, for the year ended December 31, 2007, we recorded a charge of $390,000 related to a post closing adjustment resulting from the Instrument Business Sale.

Sublicense Agreement

In connection with the Instrument Business Sale, we sublicensed to Bio-Rad certain rights to the core SELDI technology for use outside of the clinical diagnostics field. We retained exclusive rights to the license rights for use in the field of clinical diagnostics for a five-year period, after which the license will be co-exclusive in this field. The rights to the SELDI technology are derived through royalty-bearing sublicenses from Molecular Analytical Systems (“MAS”). MAS holds an exclusive license to patents directed to the SELDI technology from the owner, Baylor College of Medicine. In 1997, MAS granted certain rights under these patents to our wholly owned subsidiaries, IllumeSys Pacific, Inc. and Ciphergen Technologies, Inc. We obtained further rights under the patents in 2003 through sublicenses and assignments executed as part of the settlement of a lawsuit between the Company, MAS, LumiCyte and T. William Hutchens. Together, the sublicenses and assignments provide all rights to develop, make and have made, use, sell, import, market and otherwise exploit products and services covered by the patents throughout the world in all fields and applications, both commercial and non-commercial. The sublicenses carry the obligation to pay MAS a royalty equal to 2% of revenues recognized between February 21, 2003 and the earlier of (i) February 21, 2013, or (ii) the date on which the cumulative payments to MAS have reached $10,000,000. As of December 31, 2007, we had paid $2,597,000 in royalties to MAS under the sublicenses. Under our sublicense agreement with Bio-Rad, Bio-Rad agreed to pay the royalties directly to MAS under the license rights.

Cross-License Agreement

In connection with the Instrument Business Sale, we also entered into a cross-license agreement with Bio-Rad whereby we retained the royalty-free, exclusive right to commercially exploit existing technology, including SELDI technology, in the clinical diagnostics market for a period of five years after the effective date of the agreement (the “exclusivity period”), after which the rights become co-exclusive with Bio-Rad. Bio-Rad has the royalty-free, non-exclusive right under our retained intellectual property in existence as of the effective date of the agreement to commercially exploit the products, processes and services of the Instrument Business outside of the clinical diagnostics market. We and Bio-Rad have also granted each other the first right to negotiate in good faith to obtain a non-exclusive, worldwide license on commercially reasonable terms for any improvements created or developed and owned by such party during the exclusivity period for commercialization in the clinical diagnostics market, in our case, and outside the clinical diagnostics market, in the case of Bio-Rad. Bio-Rad also agreed (1) during the exclusivity period, not to sell products or services in the clinical diagnostics market that utilize the SELDI technology or enter into any agreement with any third party to sell any such products or services and (2) not to sell products or services in the clinical diagnostics market that utilize any mass spectrometry technology, or to enter into any agreement with any third party to sell any such products or services for a specified period after the effective date of the agreement.

Manufacture and Supply Agreement

Since the Instrument Business Sale, Bio-Rad has taken over our manufacturing operations. In connection with the Instrument Business Sale, we entered into a manufacture and supply agreement with Bio-Rad on November 13, 2006, whereby we agreed to purchase from Bio-Rad the ProteinChip Systems and ProteinChip Arrays (collectively, the “Research Tools Products”) necessary to support our diagnostics efforts.

Under this agreement, we must provide Bio-Rad quarterly, non-binding, twelve-month rolling forecasts setting forth our anticipated needs for Research Tools Products over the forecast period. We may provide revised forecasts as necessary to reflect changes in demand for the products, and Bio-Rad is required to use commercially reasonable efforts to supply amounts in excess of the applicable forecast. Under the terms of the manufacture and supply agreement, we have a commitment to purchase 10 systems and 30,000 arrays in the first year, 13 systems and 30,000 arrays in the second year and 20 systems and 30,000 arrays for the third year in order to support our collaboration agreements with Quest, which may be used as inventory for resale, fixed assets for collaboration purposes or supplies for research and development. We have estimated the cost to be $70,000 per system and $40 per array for a total estimated obligation of $6,610,000. If Bio-Rad fails to supply any Research Tools Products to us, including any new Research Tools Products developed by Bio-Rad for sale to its customers or any new Research Tools Products we have requested Bio-Rad to make and sell to us, under certain conditions we have the right to manufacture or have such Research Tools Products manufactured by a third party for our own use and sale to our customers and collaborators in the clinical diagnostics market, subject to payment of a reasonable royalty to Bio-Rad on sales of such Research Tools Products. We will be responsible for assuring through our incoming quality control process that the Research Tools Products we purchase from Bio-Rad will comply with applicable government regulations.

The term of this agreement expires on November 12, 2011, but may be renewed for two successive two-year periods at our option. Either party may terminate the agreement for convenience upon 180 days’ prior written notice, or upon default if the other party fails to cure such default within 30 days after notice thereof. We made total purchases of $1,032,000 and $38,000 under this agreement during the years ended December 31, 2007 and 2006, respectively. As of December 31, 2007, we had a total remaining first year obligation to purchase 4 systems and 13,098 arrays, or $804,000 based on the estimated costs of $70,000 per system and $40 per array. As of December 31, 2007, we owed Bio-Rad $246,000 for Research Tools Products.

Transition Services Agreement

In order to allocate support services between Bio-Rad and our remaining business following the Instrument Business Sale, we entered into a transition services agreement with Bio-Rad. Under this agreement, Bio-Rad and we agreed to provide each other with certain administrative and operational support and related services and share the use of certain equipment. The term of the agreement was generally six months from the closing of the asset sale but could be extended or shortened with respect to certain items upon mutual agreement by the parties. The agreement was amended in May and June 2007 to extend the term during which the parties would provide certain consulting services to each other until December 31, 2007. Either party may terminate one, some or all of the remaining services of which it is the recipient at any time upon 60 days’ advance notice. The parties pay each other a fee for the provision of the consulting services based on an hourly rate tied to the salary of the employee or consultant who is providing such services. For the years ended December 31, 2007 and 2006, services we provided to Bio-Rad under the transition services agreement amounted to $115,000 and $66,000, respectively. For the years ended

December 31, 2007 and 2006, services provided by Bio-Rad to us under the transition services agreement amounted to $74,000 and $52,000, respectively.

Sublease

In connection with the Instrument Business Sale, we entered into a sublease agreement with Bio-Rad, pursuant to which we sublease approximately 29,000 square feet of our Fremont, California facility. Bio-Rad may use the sublet premises only for general office, laboratory, research and development, and other uses necessary to conduct its business, and may not sublet the premises without our consent. The sublease expires on July 31, 2008 unless terminated earlier in accordance with the terms of the sublease or master lease. Bio-Rad may terminate the sublease at any time upon six months’ written notice. Rent under the sublease is payable monthly and consists of base rent plus a proportionate share of certain other expenses including property taxes, management fees, insurance, maintenance and utilities. Rent and certain other facility related expenses are paid directly to us and, in accordance with the terms of the master lease, all payments received by the company from Bio-Rad under the sublease are paid to the landlord. Under the sublease agreement, we recognized $204,000 in base rent and $25,000 in other rental expenses for the year ended December 31, 2006, and $1,549,000 in base rent and $53,000 in other rental expenses for the year ended December 31, 2007.

Stock Purchase Agreement

In connection with the Instrument Business Sale, we also entered into a stock purchase agreement with Bio-Rad pursuant to which we issued and sold 308,642 shares of Common Stock to Bio-Rad for $3,000,000 based on the average closing price of $9.72 per share for the five days preceding August 14, 2006, the date of the stock purchase agreement. In conjunction with the closing of the Instrument Business Sale, the sale of 308,642 shares of Common Stock to Bio-Rad was recorded at its fair value of $3,611,000, which is based on the $11.70 per share closing price of Common Stock on November 13, 2006. The stock purchase agreement with Bio-Rad also provided for certain registration rights whereby if we file a registration statement under the Securities Act, Bio-Rad may elect to include its shares in that registration, subject to various conditions. Bio-Rad has exercised these rights in connection with the filing of our registration statement relating to the shares of Common Stock and the shares of Common Stock underlying warrants issued in the August 2007 private placement.

Indemnification Agreement with Respect to United Kingdom Employees

In connection with the Instrument Business Sale, we entered into a letter agreement with Bio-Rad pursuant to which we agreed to indemnify Bio-Rad and its subsidiaries with respect to certain payments made by Bio-Rad in connection with the termination of employees of its former subsidiary in the United Kingdom in the six-month period immediately following the sale. On May 4, 2007, Bio-Rad delivered a claim for indemnification under the agreement for $307,000, which was paid out of the escrow fund established pursuant to the asset purchase agreement and related escrow agreement.

Relationship with Phronesis Partners, L.P.

In connection with our private placement in August 2007, we amended our shareholder rights agreement to remove the applicability of the purchase rights provided thereunder with respect to the purchase, sale and issuance of the shares of Common Stock and the warrant held by Phronesis Partners, L.P. (“Phronesis”), one of our significant stockholders. On October 12, 2007, at the request of Phronesis, we amended the warrant issued to Phronesis in the private placement to remove the provision limiting Phronesis’ ability to exercise its warrant if it would beneficially own more than 4.99% of the outstanding Common Stock following such exercise.

Relationship with Falcon Technology Partners, L.P.

On August 29, 2007, Falcon Technology Partners, L.P. (“Falcon Technology Partners”) purchased 178,571 shares of Common Stock and warrants to purchase 142,857 shares of Common Stock in connection with the August 2007 private placement. The aggregate purchase price for the shares was $1.5 million. James L. Rathmann, Executive Chairman of the Board, is a general partner of Falcon Technology Partners. The related purchase agreement provided for certain registration rights whereby Falcon Technology Partners may demand that we register its shares under the Securities Act or, if we file another registration statement under the Securities Act, Falcon Technology Partners may elect to include its shares in that registration, subject to various conditions. Falcon Technology Partners, L.P. has exercised this right to have its shares registered in connection with the filing of the registration statement relating to the shares of Common Stock and the shares of Common Stock underlying warrants issued in the August 2007 private placement.

Directors and Executive Officers

The Company has entered into indemnification agreements with each of its directors and officers which require the Company to indemnify its directors and officers to the fullest extent permitted by Delaware law.

Review and Approval of Transactions with Related Persons

The Company’s written corporate governance guidelines require all members of the Board to inform the Audit Committee of the Board of all types of transactions between themselves (directly or indirectly) and the Company, prior to their conclusion, even if such transactions are in the ordinary course of business. The Audit Committee reviews and approves all related party transactions for which audit committee approval is required by applicable law or the rules of the NASDAQ Stock Market. The guidelines also provide that the Board of Directors should ensure that there is no abuse of corporate assets or unlawful related party transactions. Our corporate governance guidelines are posted on our website, www.vermillion.com, under the heading “Investor Relations.”

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the individuals designated as proxies on the enclosed proxy card to vote the shares in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Gail S. Page
President, Chief Executive Officer and Director

Fremont, California
Dated: April 24, 2008

VERMILLION, INC.

ANNUAL MEETING OF STOCKHOLDERS

June 11, 2008
10:00 a.m.

6611 Dumbarton Circle
Fremont, California 94555

Vermillion, Inc.
6611 Dumbarton Circle
Fremont, California 94555

proxy

Annual Meeting of Stockholders to be held on June 11, 2008.

This Proxy is solicited on behalf of the Board of Directors.

The undersigned stockholder of Vermillion, Inc. (the "Company") hereby appoints Gail S. Page and Qun Zhou, each with full power of substitution, the true and lawful attorneys, agents and proxy holders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all of the shares of Common Stock of the Company held of record by the undersigned on April 15, 2008, at the Annual Meeting of Stockholders of the Company to be held on June 11, 2008 (the "Annual Meeting"), at 10:00 a.m., local time, at 6611 Dumbarton Circle, Fremont, California 94555, and at any adjournments or postponements thereof.

Continued and to be signed on the reverse side

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE PROPOSALS AND AS SAID PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT(S) OR POSTPONEMENTS THEREOF.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS RELATING TO THE ANNUAL MEETING

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

01 James S. Burns 02 Rajen K. Dalal 03 John A. Young

☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

(Exception: To withhold authority to vote for any individual nominee, write the number(s) of the nominee(s) in the box provided to the right.)

☐ For ☐ Against ☐ Abstain

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU DO ATTEND, YOU MAY VOTE IN PERSON IF YOU DESIRE.

Address Change? Mark Box ☐
Indicate changes below:

Date________________________

Signature(s) in Box

Note: Please sign exactly as name appears hereon. Joint Owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign and give their full title. If a corporation, please have an authorized officer sign and indicate the full corporate name. If a partnership, please sign in partnership name by an authorized person.